CHAMPPS ENTERTAINMENT, INC.
                               One Corporate Place
                                55 Ferncroft Road
                             Danvers, Massachusetts
                                 (978) 774-6606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On December 8, 1999


         The Annual Meeting of Stockholders of Champps Entertainment, Inc. (formerly Unique Casual Restaurants, Inc., the "Company") will be held at the Harvard Club of New York City, 27 West 44th St., New York City on Wednesday, December 8, 1999, at 9:00 a.m., local time, for the following purposes:

         1.       To elect one Class III director of the Company; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on November 8, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. The vote of every stockholder is important and the Board of Directors of the Company appreciates the cooperation of stockholders in promptly returning proxies in order to help limit expenses incidental to proxy solicitation.

                                            By Order of the Board of Directors


                                            DONNA L. DEPOIAN
                                            Secretary

Danvers, Massachusetts
November 8, 1999

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE KINDLY REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD, SO YOUR SHARES CAN BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE ANNUAL METING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           CHAMPPS ENTERTAINMENT, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                December 8, 1999

         The enclosed proxy is solicited by the Board of Directors of Champps Entertainment, Inc., a Delaware corporation (formerly Unique Casual Restaurants, Inc., the "Company"), from the holders of shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Harvard Club of New York City, 27 West 44th St., New York City on Wednesday, December 8, 1999, at 9:00, local time, and at any adjournment thereof. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's stockholders on or about November 8, 1999.

         The Company's principal executive office is located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001. The Company's telephone number at its principal executive office is (978) 774-6606.

         The Company was formed on May 27, 1997 in preparation for its spin-off from its then holding company, DAKA International, Inc. ("DAKA"). The spin-off was a two step transaction: first DAKA distributed to its shareholders all of the shares of capital stock of the Company to accomplish a spin-off of DAKA's restaurant businesses, consisting principally of the Fuddruckers and Champps Americana restaurant chains; then DAKA's food service business was sold to a U.S. subsidiary of Compass Group PLC through a tender offer for all outstanding shares of capital stock of DAKA and a subsequent merger. The transaction described above is referred to in this Proxy Statement as the "Spin-Off Transaction." On November 1998, the Company sold its Fuddruckers restaurant segment and during fiscal 1998 ceased the operations of its Specialty Concepts business, including The Great Bagel & Coffee Company. Effective on July 15, 1999, the Company disposed of its investment in La Salsa Fresh Mexican Grill ("La Salsa") as part of the acquisition of La Salsa by Santa Barbara Restaurant Group ("SBRG"), whereby the Company exchanged its convertible preferred shares of La Salsa for common shares of SBRG. Finally, during fiscal year 1999, the Company disposed of its 50% equity interest in Restaurant Consulting Services, Inc.


                               VOTING AND PROXIES

         Only holders of shares of Common Stock of record at the close of business on November 8, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On such date, the Company had outstanding 11,652,692 shares of Common Stock, each of which is entitled to one vote on each matter submitted to a vote of stockholders.

         Pursuant to the Company's By-laws, the presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Company's Annual Meeting. Abstentions, votes withheld with respect to director nominees and "broker non-votes" (i.e. shares represented at the Annual Meeting held by brokers or nominees with respect to which instructions have not been received from beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares), shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. With respect to the election of directors, the Company's By-laws provide that such election shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

         The Board of Directors recommends that all stockholders vote FOR the election to the Board of Directors of the nominee named in this Proxy Statement. Properly executed proxies will be voted in accordance with the directions indicated thereon. If no direction is indicated thereon, the shares will be voted: (1) FOR the election to the Board of Directors of the nominee named in this Proxy Statement; and (2) in the discretion of the persons named as proxies, upon such other matters as may properly come before the Annual Meeting.

         Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by appearing and voting in person at the Annual Meeting, by delivering a later-dated proxy, or by delivering to the Secretary of the Company a written revocation of such proxy prior to the exercise of such proxy.


                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

         The following table sets forth certain information, as of October 18, 1999, with respect to each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, each director of the Company, executive officers included in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:

                                                 Amount and
                                                 Nature of
      Name and Address of                        Beneficial         Percent
        Beneficial Owner                        Ownership(1)       Of Class
        ----------------                        ------------       --------
William H. Baumhauer(2).................        446,037(3)           3.7%
Timothy R. Barakett(4)..................      1,908,506(5)          16.4%
James Goodwin(4)........................              0(6)              *
Nathaniel P.Z.J. Rothschild(4)..........              0(7)              *
Alan D. Schwartz(2).....................         14,880(8)              *
Donna L. Depoian(2).....................         22,433(9)              *
Cynthia S. Randall (2)..................        17,825(10)              *
Atticus Holdings, L.L.C.(4).............      1,025,500(5)           8.8%
Atticus Qualified Partners, L.P.(4). ...        607,450(5)           5.2%
Franklin Resources, Inc(11).............     1,135,000(12)           9.7%
Douglas A. Hirsch(13)...................       719,880(14)           6.2%
All directors and executive officers
  as a group (7 persons)................     2,409,681(15)          19.9%

--------------------
* Less than 1%

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include shares of Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of October 18, 1999.

(2) The address of the beneficial owner is c/o Champps Entertainment, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923.

(3) Includes 437,000 shares of Common Stock issuable upon the exercise of options.

(4) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, NY 10022

(5) Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 418,050 and 607,450 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 551,556 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to certain managed accounts (the "Managed Accounts"), which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(6) In connection with Mr. Goodwin's appointment to the Board of Directors in March 1999, Atticus Capital, L.L.C. entered into an agreement with Mr. Goodwin which provides that Atticus Capital, L.L.C. will pay to Mr. Goodwin an amount equal to five percent of the proceeds above $4.875 per share of Common Stock realized by Atticus Partners, L.P., Atticus Qualified Partners, L.P. and Atticus International, Ltd. upon the sale or disposition of the Common Stock beneficially owned by them. In addition, Atticus Partners, L.P. agreed to indemnify Mr. Goodwin against any and all losses, claims, liabilities and expenses in connection with serving as a member of the Company's Board of Directors. Mr. Goodwin does not have or share the power to vote or the power to dispose of any shares of Common Stock beneficially owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P. or Atticus International, Ltd., and therefore disclaims beneficial ownership of any of the 1,577,056 shares of Common Stock held by them collectively.

(7) Mr. Rothschild is Executive Vice President of Atticus Capital, L.L.C., a Delaware limited liability company that (i) is an affiliate of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 418,050 and 607,450 shares of Common Stock, respectively, and (ii) has investment discretion with respect to certain managed accounts (the "Managed Accounts"), which collectively beneficially own 331,450 shares of Common Stock. He is also Vice President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 551,556 shares of Common Stock. Mr. Rothschild does not have or share the power to vote or the power to dispose of any shares of Common Stock beneficially owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. or the Managed Accounts, and therefore disclaims beneficial ownership of any of the 1,908,506 shares of Common Stock held by them collectively.

(8) Includes 14,500 shares of Common Stock issuable upon the exercise of options.

(9) Includes 21,300 shares of Common Stock issuable upon the exercise of options.

(10) Includes 10,000 shares of Common Stock issuable upon the exercise of options.

(11) The address of the beneficial owner is 777 Mariners Island Blvd., 6th Floor, San Mateo, CA 94404.

(12) This information is based on a Schedule 13G/A, dated February 9, 1999, filed by Franklin Resources, Inc. with the SEC.

(13) The address of the beneficial owner is c/o Seneca Capital Advisors LLC, 830 Third Avenue, 14th Floor, New York, NY 10022.

(14) Includes 569,800 shares beneficially owned by Seneca Capital Advisors LLC and Seneca Capital Investments, LLC, of which Mr. Hirsch is a controlling person. Includes 150,000 shares with respect to which Mr. Hirsch disclaims beneficial ownership. This information is based on a Schedule 13D, dated June 23, 1997, filed by Seneca Capital Advisors LLC on behalf of Douglas Hirsch with the SEC.

(15) Includes 482,800 shares of Common Stock issuable upon the exercise of options.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board of Directors consists of five members. The five directors are divided into three classes, with the directors of each class elected to three-year terms. One class stands for election at each annual meeting of the Company's stockholders. One Class III director will be elected at the Annual Meeting to hold office for three years or until his successor is elected and qualified. Two Class I and two Class II directors who are currently in office have one year and two years remaining in their respective terms. Unless otherwise specified in the enclosed proxy, the person named in the enclosed proxy intends to vote the shares represented by each properly executed proxy FOR the election of the nominee named below. The Board of Directors has no reason to believe that the nominee will be unable to serve if elected. In the event the nominee shall become unavailable for election, the person named in the enclosed proxy will vote such shares for the election of such other person as the Board of Directors may recommend.

Nominee for Class III Director

         The Board of Directors has nominated the following person for election as a Class III director for a term expiring in 2002:

                                Alan D. Schwartz

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. SCHWARTZ.

         For more detailed information regarding Mr. Schwartz, see "Directors and Committees--Incumbent Directors."


                            DIRECTORS AND COMMITTEES

Incumbent Directors

         The following table sets forth certain information regarding current members of the Board of Directors:

                                                      Principal                         Director      Expiration
            Name                       Age           Occupation                           Since         of Term     Class
            ----                       ---           ----------                           -----         -------     -----
William H. Baumhauer...............    51      Chairman, President and                 June 1999         2001         II
                                               Chief Executive Officer of the
                                               Company

Timothy R. Barakett................    34      President of Atticus Capital,L.L.C.     March 1999        2000          I

James Goodwin......................    43      Independent Consultant                  March 1999        2000          I

Nathaniel P.J.V. Rothschild........    28      Executive Vice President of
                                               Atticus Capital, L.L.C.                 August 1999       2001         II

Alan D. Schwartz...................    49      Senior Managing Director                May 1997          1999        III
                                               of Corporate Finance for
                                               Bear, Stearns & Co., Inc.

-----------------------

         The name, age and principal occupation during the past five years and other information concerning each director are set forth below:

         William H. Baumhauer, 51, has served as a director and Chairman of the Board of Directors since August 23, 1999, and as President and Chief Executive Officer of the Company since June 24, 1999. Mr. Baumhauer also held these positions with the Company or its predecessors from September 1988 until July 24, 1998, when he left the Company to serve as President and Chief Operating Officer of Planet Hollywood International, Inc., a position he held until his return to the Company on June 24, 1999. He served Fuddruckers, Inc. as Chairman of the Board, President and Chief Executive Officer between March 1985 and the merger of Fuddruckers, Inc. with DAKA in 1988.

         Timothy R. Barakett, 34, has been the President and Managing Member of Atticus Capital, L.L.C., a private investment management company and an affiliate of Atticus Partners, since October 1995. From June 1993 until March 1995, Mr. Barakett was a Managing Director at Junction Advisors Inc., a private investment management company.

         James Goodwin, 43, has been a private investor since 1998. From 1990 until February 1998, Mr. Goodwin was a Managing Director at Gleacher Natwest, Inc., an investment banking company.

         Nathaniel P.Z.J. Rothschild, 28, has been Executive Vice President of Atticus Capital, L.L.C. since January 1999. From April of 1997 to January of 1999, Mr. Rothschild was a Vice President at Atticus Management (Bermuda) Ltd. From July 1995 to April 1997 Mr. Rothschild was a Financial Analyst with Gleacher & Co. and prior to that time he was a Financial Analyst with Lazard Brothers & Co. Ltd. in London.

         Alan D. Schwartz, 49, has served as a director of the Company or its predecessors since September 1988 and served as a director of Fuddruckers, Inc. from September 1984 until its merger with DAKA in 1988. Mr. Schwartz is Senior Managing Director--Corporate Finance of Bear, Stearns & Co., Inc., and a director of its parent, The Bear Stearns Companies, Inc. He has been associated with such investment banking firm for more than five years. Mr. Schwartz is also a director of Young & Rubicam, Inc., Atwood Richards, Inc., St. Vincent's Services, the American Foundation for AIDS Research, the New York Blood Center and NYU Medical Center and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

Meetings and Committees

         The Board of Directors of the Company has a Compensation Committee, a Nominating Committee and an Audit Committee. During the fiscal year 1999, the Board of Directors held 19 meetings and the Compensation Committee held three meetings. The Nominating and Audit Committees did not meet separately, as their duties were performed by the full Board of Directors. Each director attended 75% or more of the aggregate of (a) the total number of meetings of the Board of Directors during fiscal year 1999, and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 1999.

         The Audit Committee has the responsibility of selecting the Company's independent auditors and communicating with the Company's independent auditors on matters of auditing and accounting. The Audit Committee is currently composed of Mr. Barakett, Mr. Goodwin and Mr. Rothschild.

         The Compensation Committee has the responsibility of reviewing on an annual basis all officer and employee compensation. The Compensation Committee is currently composed of Mr. Barakett, Mr. Goodwin, Mr. Rothschild and Mr. Schwartz. The Compensation Committee also acts as the Stock Option Committee, and has the responsibility of administering the Company's 1997 Stock Option and Incentive Plan and the 1997 Stock Purchase Plan.

Directors' Compensation

         In fiscal year 1999, non-employee directors received a quarterly retainer of $3,000 and a fee of $1,000 per meeting attended, plus travel expenses. Effective for fiscal year 2000, the directors' compensation has been revised. Directors will not receive any cash compensation for their service on the Board of Directors or committees other than reimbursement of expenses. Instead, while serving on the Board of Directors each director will receive an annual grant of options to acquire 5,000 shares of Common Stock at an exercise price at least equal to the fair market value of the Common Stock as of the date of grant.

                             EXECUTIVE COMPENSATION

         The following table provides information as to compensation paid by the Company for fiscal years 1997, 1998 and 1999 to the Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus for fiscal year 1999 exceeded $100,000 (the "Named Executives").


                           Summary Compensation Table

                                                                                     Long-Term
                                                                                   Compensation
                                               Annual                                 Awards
          Name and                          Compensation          Other Annual       Options/       All Other
     Principal Position          Year    Salary       Bonus       Compensation        SARs(1)     Compensation
     ------------------          ----    ------       -----       ------------    --------------- ------------
William H. Baumhauer(2)......    1999    $58,950   $      0                               0(3)     $      0(3)
     Chairman, President and     1998   $450,500   $175,000(4)                      250,000        $675,000(5)
     Chief Executive Officer     1997   $449,869   $      0                                        $265,014(6)

Donald C. Moore(7)...........    1999   $250,000   $      0                         35,000
     Chief Executive Officer     1998   $187,981   $ 80,000                         35,000
                                 1997   $ 70,673   $ 30,000       $40,820(8)

K.C. Moylan(9)...............    1999   $240,000   $      0                         20,000
                                 1998   $200,000   $ 80,000       $31,700(10)       50,000
                                 1997   $163,130   $ 50,000

Donna L. Depoian.............    1999   $120,000   $      0                         20,000         $120,000(11)
     Vice President, General     1998   $ 80,000   $ 35,000
     Counsel and Secretary       1997   $ 76,000   $      0

Cynthia S. Randall...........    1999  $ 110,000   $      0                          5,000
     Director of Human Resources 1998  $  90,000   $ 11,000
                                 1997  $  76,800   $  9,000

-------------

(1) Represents the number of options to acquire Common Stock granted during the applicable fiscal year.

(2) Mr. Baumhauer resigned as President and Chief Executive Officer of the Company in June 1998 and returned to the Company as President and Chief Executive Officer effective June 24, 1999. He was elected a director of the Company and appointed Chairman of the Board of Directors in August 1999.

(3) Does not include the extension until June 30, 1999, upon Mr. Baumhauer's resignation from the Company in July 1998, of the termination date of options to acquire 437,000 shares of Common Stock at exercise prices ranging from $1.21 per share to $6.31 per share (including options to acquire 187,500 shares of Common Stock at an exercise price of $6.31 per share which were not vested at the time of Mr. Baumhauer's resignation from the Company on July 24, 1998 and which would have terminated on such date unless exercised). The termination date of these options was further extended until June 30, 2001 upon Mr. Baumhauer's return to the Company on June 24, 1999. The Company recorded $1,243,000 of non-cash compensation expense in fiscal year 1999 on account of these modifications to employee stock options.

(4) Represents a bonus for fiscal year 1998 made conditional and paid upon the consummation of the sale of Fuddruckers awarded to Mr. Baumhauer in consideration of his contribution to the turnaround of the Fuddruckers business, his role in positioning Fuddruckers for sale, and his commitment to cooperate with the Company in satisfying various pre-closing covenants and conditions.

(5) Represents a cash payment made to Mr. Baumhauer upon the consummation of the sale of Fuddruckers pursuant to separation arrangements in July 1998, in part in consideration of his contribution to the Fuddruckers business during fiscal year 1998 and his commitment to cooperate with the Company in completing the sale of Fuddruckers during fiscal year 1999 and in part in consideration of the fact that the sale of
         Fuddruckers would have allowed Mr. Baumhauer to terminate his employment agreement with the Company for "good reason", thereby becoming entitled to termination benefits equal to his base salary of $450,500 per year for a period of three years, if he had resigned after the date of consummation of the sale.

(6) Represents amounts earned under Mr. Baumhauer's long term incentive plan, which vested during fiscal year 1997. In connection with the Spin-off Transaction, the Board of Directors determined to pay amounts due to Mr. Baumhauer pursuant to his long term incentive plan through the issuance of Common Stock of the Company rather than in cash. On July 23, 1997 the Company issued to Mr. Baumhauer 37,973 shares of Common Stock, having a value of $265,014 based on the average closing price of the Company's Common Stock during the period from July 21, 1997 through July 23, 1997.

(7) Mr. Moore served as Chief Executive Officer and Chief Financial Officer of the Company from July 1998 through June 1999. As of July 1999 Mr. Moore was no longer employed by the Company.

(8)      Represents reimbursed relocation expenses.

(9) Mr. Moylan served as President and Chief Executive Officer of the Company's Champps Entertainment, Inc. subsidiary during fiscal years 1998 and 1999. As of August 1999 Mr. Moylan was no longer employed by the Company.

(10) Represents amounts paid in connection with the repurchase of stock options.

(11) Represents a cash payment made to Ms. Depoian upon the consummation of the sale of Fuddruckers in consideration of her in role in completing the sale.



                        Option Grants in Fiscal Year 1999

         The following table provides certain information with respect to stock options granted by the Company during fiscal year 1999 to the Chief Executive Officer and the Named Executives, all of which became fully vested upon the consummation of the sale of Fuddruckers.

                                        % of
                                    Total Options
                                     Granted to      Exercise
                       Options      Employees in       Price     Expiration
       Name            Granted       Fiscal Year     Per Share       Date     Grant Date Valuation
       ----            -------       -----------     ---------       ----     --------------------
William H. Baumhauer    0(1)
Donald C. Moore        35,000          22.65%          $6.50       8/12/08         $49,457(2)
Kevin C. Moylan        20,000          12.94%          $6.50       8/12/08         $28,261(2)
Donna L. Depoian       20,000          12.94%          $6.50       8/12/08         $28,261(2)
Cynthia S. Randall      5,000           3.23%          $5.12       9/02/08         $ 5,188(3)

--------------------

(1) Does not include options to acquire 437,000 shares of Common Stock at exercise prices ranging from $1.21 per share to $6.31 per share (including options to acquire 187,500 shares of Common Stock at an exercise price of $6.31 per share which were not vested at the time of Mr. Baumhauer's resignation from the Company on July 24, 1998, which would have terminated on such date unless exercised and which became immediately vested) the termination date of which was extended until June 30, 1999 upon Mr. Baumhauer's resignation from the Company in July 1998. The termination date of these options was further extended until June 30, 2001 upon Mr. Baumhauer's return to the Company in June 1999. The Company recorded $1,243,000 of non-cash compensation expense in fiscal year 1999 on account of these modifications to employee stock options.

(2) Calculated using the binomial pricing model. The assumptions used in determining the present value of these options using this methodology are as follows: option term of 10 years; risk-free rate of 5.72%; .3728 volatility over the course of a year; closing price of Common Stock on date of grant of $6.50; and a 0% reduction factor for the risk of forfeiture due to vesting restrictions. The actual value, if any, that an executive officer may realize will depend on the continued employment of the executive officer holding the option through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the binomial pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, etc.

(3) Calculated using the binomial pricing model. The assumptions used in determining the present value of these options using this methodology are as follows: option term of 10 years; risk-free rate of 5.72%; .4122 volatility over the course of a year; closing price of Common Stock on date of grant of $5.12; and a 0% reduction factor for the risk of forfeiture due to vesting restrictions. The actual value, if any, that an executive officer may realize will depend on the continued employment of the executive officer holding the option through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the binomial pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, etc.

                 Aggregate Option Exercises in Fiscal Year 1999
                           and Year-End Option Values


         Neither the Chief Executive Officer nor any of the Named Executives exercised any of their stock options during fiscal year 1999. The following table sets forth the number of shares of Common Stock covered by the stock options held by the Chief Executive Officer and the Named Executives as of the end of fiscal year 1999. The value of unexercised in-the-money options is based on the closing price of the Common Stock as reported by Nasdaq on June 25, 1999 minus the exercise price, multiplied by the number of shares underlying the options.

                                                                           Value of Outstanding
                        Shares                    Number of Beneficial     In-the-Money options
                       Acquired       Value    Options at Fiscal Year-End  at Fiscal Year-End(1)
   Name               On Exercise   Realized   Exercisable Unexercisable  ExercisableUnexercisable
   ----               -----------   --------   -------------------------  ------------------------
William H. Baumhauer       0           $0       437,000   750,000(1)         $319,640    $0
Donald C. Moore            0           $0       100,000         0            $0          $0
K.C. Moylan                0           $0        70,000         0            $0          $0
Donna L. Depoian           0           $0        21,300         0            $0          $0
Cynthia S. Randall         0           $0        10,000         0            $0          $0

--------------------

(1)      Granted effective July 1, 1999.

Employment and Termination Agreements

William H. Baumhauer Employment Agreement.

         On June 24, 1999 the Company entered into a two-year employment contract with Mr. Baumhauer. The agreement provides for a base salary of $400,000 per year. The agreement further provides that, in the event the Company terminates Mr. Baumhauer's employment without "Cause" (as defined below) or Mr. Baumhauer terminates his employment for "Good Reason" (as defined below), the Company shall continue to pay Mr. Baumhauer's base salary through the term of the agreement as described above. "Good Reason" is defined as: (i) any assignment to Mr. Baumhauer of any duties other than those contemplated by or any limitation of the powers of Mr. Baumhauer in any respect not contemplated by the agreement; (ii) removal of Mr. Baumhauer from or failure to re-elect or elect Mr. Baumhauer to the positions of President and Chief Executive Officer of the Company except in connection with termination of employee's employment for cause or (iii) a reduction in Mr. Baumhauer's rate of compensation. "Cause" is defined as: (i) theft or fraud from the Company; (ii) Mr. Baumhauer's conviction of or pleading guilty or no contest to a felony; (iii) violation of terms and conditions of his employment; (iv) his willful disregard or neglect in the duties required to be performed under the agreement or (v) his willful and demonstrated unwillingness to prosecute and perform such duties to the extent deemed reasonably necessary and advisable and which duties encompass the duties reasonably required of a President and Chief Executive Officer of a restaurant company. The agreement grants Mr. Baumhauer certain rights in the event of a sale of the Company which would cause a termination of his employment. These rights include a payment on account of Mr. Baumhauer's stock options if the amount of salary paid to him plus gross proceeds received by him, net of any cash exercise price paid, upon the exercise or other disposition of stock options is less than $1,200,000. Mr. Baumhauer was granted, pursuant to the agreement, options to acquire 750,000 shares of Common Stock at an exercise price of $4.00 per share, which will vest in December 2000 or earlier if Mr. Baumhauer's employment is terminated by the Company without Cause or by Mr. Baumhauer with Good Reason, or if the Company is sold. In addition, all stock options held by Mr. Baumhauer and fully vested as of June 24, 1999 were extended until June 30, 2001.

Donna L. Depoian Employment Agreement.

          Effective as of February 26, 1999, the Company entered into an employment agreement with Donna L. Depoian to serve as Vice President, General Counsel and Secretary of the Company. The agreement provides for an initial term of one year and for successive one-year renewals thereafter. Under the agreement, Ms. Depoian receives an annual base salary of $120,000, subject to adjustment at the discretion of the Board of Directors. The agreement further provides that, in the event the Company terminates Ms. Depoian's employment without "Cause" (as defined below) or Ms. Depoian terminates her employment for"Good Reason" (as defined below), the Company shall pay Ms. Depoian an amount equal to Ms. Depoian's cash compensation for one year. "Good Reason" is defined in the agreement as: (i) an assignment to Ms. Depoian of duties other than those contemplated by the agreement, or a limitation on the powers of Ms. Depoian not contemplated by the agreement; (ii) the removal of Ms. Depoian from or failure to elect Ms. Depoian to her named position, including the position of Vice President, General Counsel and Secretary of the Company or (iii) a reduction in Ms. Depoian's rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as: Ms. Depoian's (i) theft from or fraud on the Company; (ii) conviction of a felony or crime of moral turpitude; (iii) willful violation of the terms of the agreement; (iv) conscious disregard or neglect of her duties or (v) willful and demonstrated unwillingness to perform her duties under the agreement.

Donald C. Moore Termination Agreement

         On July 21, 1999 Donald C. Moore entered into a Termination Agreement and General Release (the "Termination Agreement"). The Termination Agreement provides that Mr. Moore will be paid $500,000 in liquidated damages over a two-year period. In August 1999, the Company paid Mr. Moore a $50,000 advance toward future liquidated damages payments. With respect to Mr. Moore's options to acquire 100,000 shares of Common Stock of the Company, the period during which all unexercised and unexpired options may be exercised was extended until July 21, 2001. The Termination Agreement provided for a mutual release from Mr. Moore and the Company from any actions, suits, debts, demands, or claims. Mr. Moore was party to an employment agreement with the Company dated August 12, 1999. The agreement provided for an initial term of one year. Under the agreement, Mr. Moore received an annual base salary of $250,000, subject to adjustment at the discretion of the Board of Directors. The agreement further provided that, in the event the Company terminated Mr. Moore's employment without "Cause" (as defined below) or Mr. Moore terminated his employment for "Good Reason" (as defined below), the Company would pay Mr. Moore an amount equal to Mr. Moore's cash compensation for two years. "Good Reason" was defined in the agreement as (i) an assignment to Mr. Moore of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Moore not contemplated by the agreement, (ii) the removal of Mr. Moore from or failure to elect Mr. Moore to his named position, including the position of Chief Executive Officer of the Company, or (iii) a reduction in Mr. Moore's rate of compensation or level of fringe benefits. "Cause" was defined in the agreement as Mr. Moore's
(i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement.

Kevin C. Moylan Termination Agreement

         On August 31, 1999, Mr. Moylan resigned as President and Chief Executive Officer of the Company's Champps Entertainment, Inc. subsidiary and received a termination payment of $87,692 (including unpaid vacation) in cash. Mr. Moylan was party to an employment agreement with the Company dated November 17, 1998, as amended as of July 27, 1999. The agreement provided for an initial term of one year. Under the agreement, Mr. Moylan received an annual base salary of $240,000, subject to adjustment at the discretion of the Board of Directors. The agreement further provided that, in the event the Company terminated Mr. Moylan's employment without "Cause" (as defined below) or Mr. Moylan terminated this employment for "Good Reason" (as defined below), the Company would pay Mr. Moylan an amount equal to Mr. Moylan's cash compensation for one year. "Good Reason" was defined in the agreement as (i) an assignment to Mr. Moylan of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Moylan not contemplated by the agreement, (ii) the removal of Mr. Moylan from or failure to elect Mr. Moylan to his named position, including the position of Chief Executive Officer of Champps, or (iii) a reduction in Mr. Moylan's rate of compensation or level of fringe benefits. "Cause" was defined in the agreement as Mr. Moylan's (i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful an demonstrated unwillingness to perform his duties under the agreement. The employment agreement further provided that in the event the Company completed a sale of itself or Champps (or a transaction with similar effect), the Company would pay Mr. Moylan upon the closing of such sale or transaction a lump sum amount equal to his base salary in effect at the time of the sale.


Indemnification Agreements

         The Company has entered into Indemnification Agreements with certain of the executive officers of the Company and members of the Board who are not officers of the Company (the "Indemnitees"), pursuant to which the Company has agreed to advance expenses and indemnify such Indemnitees against certain liabilities incurred in connection with their services as executive officers and/or directors of the Company and in connection with their services as executive officers and/or directors of DAKA prior to the completion of the Spin-Off Transaction. In the event of a proceeding brought against an Indemnitee by or in the right of DAKA or the Company, such Indemnitee shall not be entitled to indemnification if such Indemnitee is adjudged to be liable to DAKA or the Company, as the case may be, or if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if, and only to the extent that, the Court of Chancery of the State of Delaware, or another court in which such proceeding shall have been brought or is pending, shall determine.

         Under the terms of each Indemnification Agreement, the Company shall advance all reasonable expenses incurred by or on behalf of such Indemnitee in connection with any proceeding in which such Indemnitee is involved by reason of Indemnitee's service to the Company or by reason of Indemnitee's service to DAKA prior to the completion of the Spin-Off Transaction. Such statement shall include, among other things, an undertaking by or on behalf of such Indemnitee to repay any expenses so advanced if it shall be ultimately determined that such Indemnitee is not entitled to indemnification for such expenses.

Compensation Committee Report

         The Compensation Committee reviews and approves compensation levels for the Company's executive officers and oversees and administers the Company's executive compensation programs. All members of the Compensation Committee, listed at the end of this report, are outside directors who are not eligible to participate in the compensation programs that the Compensation Committee oversees except for non-discretionary option grants. See "--Directors' Compensation."

         Philosophy. The Compensation Committee believes that the interests of the Company's stockholders are best served when compensation is directly aligned with the Company's financial performance. Therefore, the Compensation Committee has approved overall compensation programs which award a competitive base salary, and then encourage exceptional performance through meaningful incentive awards, both short and long term, which are tied to the Company's performance.

Responsibilities. The responsibilities of the Compensation Committee include:

     - developing compensation programs that are consistent with and are linked to the Company's strategy;

     -    assessing  the   performance   of  and   determining   an  appropriate
          compensation package for the Chief Executive Officer; and

     - ensuring that compensation for the other executive officers reflects individual, team, and the Company's performance appropriately.

Purpose. The Company's executive compensation programs are designed to:


     -    attract, retain, and motivate key executive officers;

     -    link  the  interests  of  executive   officers  with  stockholders  by
          encouraging stock ownership;

     - support the Company's goal of providing superior value to its stockholders and customers; and

     - provide appropriate incentives for executive officers, based on achieving key operating and organizational goals.

         The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the restaurant industry, as well as the compensation policies of similar companies in the restaurant business. The compensation of individual executives is reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

         In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

                  Comparability -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

                  Pay for Performance -- The Compensation Committee believes that compensation should in part be directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses which are determined on the basis of certain objective criteria and recommendations of the Chief Executive Officer.

                  Equity Ownership -- The Compensation Committee believes that equity-based, long-term compensation aligns executives' long-range interests with those of the stockholders. These long-term incentive programs are reflected in the Company's stock option plans. The Compensation Committee believes that significant stock ownership is a major incentive in building stockholder value and reviews grants of options with that goal in mind.

                  Qualitative Factors -- The Compensation Committee believes that in addition to corporate performance and specific business unit performance, in setting and reviewing executive compensation it is appropriate to consider the personal contributions that a particular individual may make to the overall success of the Company. Such qualitative factors as leadership skills, planning initiatives and employee development have been deemed to be important qualitative factors to take into account in considering levels of compensation.

         Annual Cash Compensation. Annual cash compensation for the executive officers consists of a base salary and a variable, at-risk incentive bonus under the Company's Management Annual Incentive Plan.

         It is the Company's general policy to pay competitive base compensation to its executive officers. The Compensation Committee annually reviews and, if appropriate, adjusts executive officers' base salaries. In making individual base salary recommendations, the Compensation Committee considers the executive's experience, management and leadership ability and technical skills, his or her compensation history, as well as the performance of the Company as a whole and, where applicable, the performance of specific business units.

         Under the Management Annual Incentive Plan, each executive is assigned a target incentive award. This incentive award, or some portion thereof, is awarded by the Compensation Committee in its discretion based on its assessment of a combination of four factors: the Company's overall performance, business unit performance, attainment of predetermined individual goals, and the level of personal/leadership impact. This evaluation process is not strictly quantitative, but is largely based on qualitative judgments made by the Chief Executive Officer, with the concurrence of the Compensation Committee, related to individual, team, and the Company's performance.

         Chief Executive Officer Compensation. Upon the departure of Mr. Baumhauer on July 24, 1998, the Board of Directors determined that Mr. Moore was the logical choice to serve as the Company's acting Chief Executive Officer while the Company pursued the sale of Fuddruckers and tackled issues concerning its strategic direction. Upon the appointment of Mr. Moore as acting Chief Executive Officer, his salary was adjusted commensurate with his new responsibilities, while he also continued to perform the duties of Chief Financial Officer. At the recommendation of the Compensation Committee, the Company entered into an employment contract with Mr. Moore on terms comparable to those of his predecessor, as disclosed elsewhere in this Proxy Statement, to ensure that his services as an executive knowledgeable of the operations and affairs of the Company continued to be available to the Company during a period of uncertainty and transition. For fiscal year 1999 Mr. Moore participated in the compensation programs outlined above. As disclosed elsewhere in this Proxy Statement, on July 21, 1999 Mr. Moore entered into a Termination Agreement and General Release with the Company.

         At the time of his departure in July 1998, Mr. Baumhauer was employed by the Company as Chairman of the Board of Directors and Chief Executive Officer under the terms of an employment contract and, upon the recommendation of the Compensation Committee, entered into separation arrangements with the Company, as disclosed elsewhere in this Proxy Statement. For fiscal year 1999 Mr. Baumhauer did not participate in the compensation programs outlined above except for the period prior to his departure. On June 24, 1999, Mr. Baumhauer returned to the Company as President and Chief Executive Officer and in August 1999 was elected as a director and was appointed Chairman of the Board of Directors. At the recommendation of the Compensation Committee, the Company entered into a new employment contract with Mr. Baumhauer, as disclosed elsewhere in this Proxy Statement. The Compensation Committee believes that the terms of Mr. Baumhauer's new employment contract are appropriate in light of the Company's strategic direction following the sale of Fuddruckers, the Board of Directors' decision that the Company would remain independent and pursue the growth of the Champps Americana restaurant concept, and Mr. Baumhauer's experience and reputation in the restaurant industry.

         Compensation of Other Officers. The Company's executive compensation program for other executive officers is described above, although the corporate business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending upon the responsibilities of particular officers.

                                            Timothy R. Barakett
                                            James Goodwin
                                            Nathaniel P.Z.J. Rothschild
                                            Alan D. Schwartz

Compensation Committee Interlocks

         Alan D. Schwartz, a director of the Company who is also a member of the Compensation Committee, is Senior Managing Director-Corporate Finance of Bear Stearns & Co., Inc. In the past Bear Stearns and its affiliates have provided financial advisory and financing services to the Company and have received fees and reimbursement of expenses for rendering such services. In particular, during fiscal year 1999 Bear Stearns (i) received payment of an approximately $1.8 million fee earned in fiscal year 1997 in connection with its role as a financial advisor to the Company with respect to the Spin-Off Transaction, which had not been paid during fiscal year 1997, and (ii) was entitled to the reimbursement of out of pocket expenses of approximately $50,000, which remain payable, related to its role as financial advisor to the Company in connection with evaluating and seeking financial and strategic alternatives, including a possible sale of the Company.

         Timothy R. Barakett and Nathaniel P.Z.J. Rothschild, two directors of the Company who are also members of the Compensation Committee, are President and Executive Vice President, respectively, of Atticus Capital, L.L.C. As disclosed elsewhere in this Proxy Statement, Mr. Barakett may also be deemed the beneficial owner of 1,908,506 shares of Common Stock, or approximately 16.4% of all Common Stock outstanding. During fiscal year 1999 Atticus Capital, L.L.C. and certain of its affiliates (collectively, "Atticus") conducted a proxy contest regarding the Company's annual meeting of stockholders held on March 17, 1999, which proxy contest was settled by agreement between the Company and Atticus on March 11, 1999. Under the terms of the settlement agreement, among other things, Mr. Barakett and James Goodwin were appointed to the Board of Directors as Class I directors to serve until the 2000 annual meeting of stockholders and the Company paid certain of Atticus' expenses incurred in connection with the solicitation of proxies in the amount of $150,000. Mr. Goodwin is also a member of the Compensation Committee. In connection with Mr. Goodwin's appointment to the Company's Board of Directors, Atticus Capital, L.L.C. entered into an agreement with Mr. Goodwin which provides that Atticus Capital, L.L.C. will pay to Mr. Goodwin an amount equal to five percent of the proceeds above $4.875 per share of Common Stock realized by Atticus Partners, L.P., Atticus Qualified Partners, L.P. and Atticus International, Ltd. upon the sale or disposition of 1,577,056 shares of Common Stock beneficially owned by them. In addition, Atticus Partners, L.P. agreed to indemnify Mr. Goodwin against any and all losses, claims, liabilities and expenses in connection with serving as a member of the Company's Board of Directors.

         Joseph W. O'Donnell, who was a director of the Company and a member of the Compensation Committee until his resignation in August 1999, is a principal in Osgood, O'Donnell and Walsh, which has in the past provided marketing consulting services to the Company and received fees for providing such services. During fiscal year 1999, the Company paid Osgood, O'Donnell and Walsh $30,000 for such services and related expenses. Mr. O'Donnell also owns a controlling equity interest in PulseBack, Inc., a company engaged in providing customer satisfaction measurement services to the restaurant industry to which the Company paid $67,744 for services rendered during fiscal year 1999. The Company owns a non-controlling equity interest in PulseBack, the value of which was written down to zero by the Company before fiscal year 1999. During fiscal year 1999 the Company wrote off a $75,000 note receivable from PulseBack.

                                PERFORMANCE GRAPH

                               [Performance Graph]


COMPANY/INDEX/MARKET              7/15/1997        6/26/1998         6/25/1999
Champps Entertainment Inc.          100.00           91.96             53.57
Customer Selected Stock List        100.00           98.34             82.41
Russell 3000 Index                  100.00           119.44           142.18


Selected Index Group:

Avado Brands Inc.
Cheesecake Factory Inc.
Dave & Buster's Inc.
Landrys Seafood Rest Inc.
Rainforest Cafe Inc.
Rare Hospitality Int Inc.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies to the Company.

         Based upon a review of the reports furnished to the Company and representations made to the Company by its officers and directors, the Company believes that, during fiscal year 1999, its officers, directors and its 10% beneficial owners, other than Messrs. Baumhauer, Moore, Moylan, Cox, O'Donnell and Schwartz and Mmes. Depoian and Randall, complied with all applicable reporting requirements.

                                    AUDITORS

         The Board of Directors appointed the firm of Deloitte & Touche LLP as auditors of the Company for fiscal year 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             EXPENSE OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse its transfer agent for charges and expenses in connection with the distribution of proxy materials to brokers or other persons holding stock in their names or in the names of their nominees and for charges and expenses in forwarding proxies and proxy materials to the beneficial owners. Solicitations may further be made by officers and regular employees of the Company, without additional compensation, by use of the mails, personal interview, telephone or telegraph.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company no later than July 13, 2000 in order to be considered for inclusion in the Company's proxy statement. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: the Secretary of the Company at the principal executive offices of the Company located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001.

         Stockholder proposals to be presented at the next annual meeting of stockholders other than proposals to be considered for inclusion in the Company's proxy statement described above, must comply with the requirements set forth in the Company's By-laws. The Company's By-laws provided that any stockholder of record wishing to have such a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws of the Company at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting. Proxies solicited by the Board of Directors may, under certain circumstances prescribed in Rule 14a-4 of the Exchange Act, be voted in accordance with the discretion of the proxy holders with respect to stockholder proposals presented at the next annual meeting of stockholders (other than proposals included in the Company's proxy statement).


                                  OTHER MATTERS

         The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting; however, if any other matter is properly presented it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment on such matter.

         THIS PROXY STATEMENT IS ACCOMPANIED BY THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR FISCAL YEAR 1999. ADDITIONAL INFORMATION IS CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 27, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CHAMPPS ENTERTAINMENT, INC., ONE CORPORATE PLACE, 55 FERNCROFT ROAD, DANVERS, MASSACHUSETTS 01923-4001.

                                                              DONNA L. DEPOIAN
                                                              Secretary

November 8, 1999